SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ___________
                                  Schedule 13D
                                 (Rule 13d-101)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 1)*


                         Real Goods Trading Corporation
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                  756012 10 0
                                 (CUSIP Number)

                            Thomas R. Stephens, Esq.
                      Bartlit Beck Herman Palenchar & Scott
                         1899 Wynkoop Street, 8th Floor
                             Denver, Colorado 80202
                                 (303) 592-3100
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 13, 2000
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box:

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))


CUSIP No.  756012-10-0                      13D
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Gaiam.com, Inc.
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b) X

--------------------------------------------------------------------------------

3    SEC USE ONLY



--------------------------------------------------------------------------------

4    SOURCE OF FUNDS*

     00
--------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Colorado

--------------------------------------------------------------------------------

NUMBER OF                   7     SOLE VOTING POWER

 SHARES                           800,000
                            ----------------------------------------------------
BENEFICIALLY                8     SHARED VOTING POWER

 OWNED BY                         0
                            ----------------------------------------------------
  EACH                      9     SOLE DISPOSITIVE POWER

REPORTING                         800,000
                            ----------------------------------------------------
 PERSON                     10    SHARED DISPOSITIVE POWER

 WITH                             0
--------------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      800,000

--------------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.62%

--------------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      CO
================================================================================
================================================================================

CUSIP No.  756012-10-0                      13D
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Gaiam, Inc.
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)  X

--------------------------------------------------------------------------------

3    SEC USE ONLY



--------------------------------------------------------------------------------

4    SOURCE OF FUNDS*

     00
--------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Colorado

--------------------------------------------------------------------------------

NUMBER OF                   7     SOLE VOTING POWER

 SHARES                           800,000
                            ----------------------------------------------------
BENEFICIALLY                8     SHARED VOTING POWER

 OWNED BY                         0
                            ----------------------------------------------------
  EACH                      9     SOLE DISPOSITIVE POWER

REPORTING                         800,000
                            ----------------------------------------------------
 PERSON                     10    SHARED DISPOSITIVE POWER

 WITH                             0
--------------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      800,000

--------------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.62%

--------------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      CO
================================================================================
================================================================================

CUSIP No.  756012-10-0                      13D
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jirka Rysavy
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)  X

--------------------------------------------------------------------------------

3    SEC USE ONLY



--------------------------------------------------------------------------------

4    SOURCE OF FUNDS*

     00
--------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

--------------------------------------------------------------------------------

NUMBER OF                   7     SOLE VOTING POWER

 SHARES                           800,000
                            ----------------------------------------------------
BENEFICIALLY                8     SHARED VOTING POWER

 OWNED BY                         0
                            ----------------------------------------------------
  EACH                      9     SOLE DISPOSITIVE POWER

REPORTING                         800,000
                            ----------------------------------------------------
 PERSON                     10    SHARED DISPOSITIVE POWER

 WITH                             0
--------------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      800,000

--------------------------------------------------------------------------------

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.62%

--------------------------------------------------------------------------------

14    TYPE OF REPORTING PERSON*

      IN
================================================================================
================================================================================

                                   Corrected
                  Amendment No. 1 to Statement on Schedule 13D

     This filing corrects Amendment No. 1 to the statement on Schedule 13D relating to the Common Stock, no par value, of Real Goods Trading Corporation previously filed by Gaiam.com, Inc., Gaiam, Inc. and Jirka Rysavy. The percent of class represented in Row (13) of the cover sheet is hereby corrected to read 16.62% instead of 19.60%.